UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to SECTION 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 17, 2014
ASSOCIATED MATERIALS, LLC
(Exact name of registrant as specified in its charter)

Delaware	000-24956	75-1872487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 State Rd. Cuyahoga Falls, Ohio	44223
(Address of Principal Executive Offices)	(Zip Code)
Registrant's telephone number, including area code: (330) 929-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 19, 2014, Associated Materials, LLC (the “Company”) issued a press release announcing the departure of Jerry W. Burris as President and Chief Executive Officer and a director of the Company and the appointment of Dana R. Snyder as Interim Chief Executive Officer of the Company. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference.

(b)    Effective January 17, 2014, Mr. Burris resigned from his position as President and Chief Executive Officer and as a member of the board of directors of each of Associated Materials Group, Inc., Associated Materials Incorporated, the Company and AMH New Finance, Inc. (collectively, the “Companies”) and of certain subsidiaries of the Company. The Company has agreed, for purposes of Mr. Burris’ Employment Agreement, dated as of September 12, 2011, to treat Mr. Burris’ resignation in the same manner as if he were terminated without “Cause.”

(c)    Effective January 20, 2014, the board of directors (the “Board”) of each of the Companies appointed Mr. Snyder, who has been a director of each of the Companies since November 2010, as Interim Chief Executive Officer of each of the Companies. Mr. Snyder, 67, served as Interim Chief Executive Officer of each of the Companies from June 2011 through September 2011 and as Interim President and Chief Executive Officer of the Company from July 2006 through September 2006. From December 2004 through October 2010, Mr. Snyder served as a director of AMH Holdings II, Inc., the Company’s then indirect parent company. Previously, Mr. Snyder was an executive with Ply Gem Industries, Inc. and The Stolle Corporation and served on the board of directors of Werner Ladder from 2004 to 2007.

Interim Chief Executive Officer Agreement

In connection with Mr. Snyder’s appointment as Interim Chief Executive Officer of the Company, the Company has entered into an Interim Chief Executive Officer Agreement (the “Interim CEO Agreement”) with Mr. Snyder, dated January 19, 2014, pursuant to which Mr. Snyder will serve as Interim Chief Executive Officer until the earliest to occur of (1) the date on which a permanent Chief Executive Officer commences employment with the Company, (2) April 20, 2014 and (3) Mr. Snyder’s resignation or the termination of his employment by the Company. Mr. Snyder’s employment is terminable by him or the Company at any time (for any reason or for no reason).

Pursuant to the Interim CEO Agreement, Mr. Snyder will receive a monthly base salary of $82,000. In the event that Mr. Snyder’s employment is terminated within three months of commencing employment with the Company and such termination is not due to Mr. Snyder’s voluntary resignation (other than at the request of the Board or the Chairman of the Board of the Company), Mr. Snyder will be entitled to continued payment of his base salary for the remainder of such three-month period. Mr. Snyder’s Board and committee retainers will be prorated for 2014 such that he will only be paid such retainers for the portion of 2014 in which he is not serving as Interim Chief Executive Officer, and the amount of his annual director stock grant for 2014 will be similarly prorated.

In addition, Mr. Snyder will be subject to restrictions on competition and solicitation during his employment with the Company and for a period of one year thereafter. The Interim CEO Agreement also contains standard confidentiality, invention assignment and non-disparagement covenants. A copy of the Interim CEO Agreement is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Deferred Stock Unit Agreement

Associated Materials Group, Inc., the indirect parent company of the Company (“Parent”), has also granted Mr. Snyder 53,475 deferred stock units (“DSUs”) that will settle in shares of Parent common stock, which DSUs are subject to time-based vesting pursuant to the terms of Parent’s 2010 Stock Incentive Plan (the “Plan”) and a deferred stock unit agreement.

The DSUs vest in full on the earliest of (1) April 20, 2014, (2) the date on which a permanent Chief Executive Officer commences employment with the Company and (3) a Change in Control (as defined in the Plan), subject, in each case, to Mr. Snyder’s continued service as Interim Chief Executive Officer through the applicable vesting date. The DSUs will settle in shares of Parent common stock following vesting on the earlier of the date on which Mr. Snyder first experiences a “separation from service” within the meaning of Section 409A of the Internal Revenue Code or a Change in Control that is also a “change in control event” within the meaning of Section 409A of the Internal Revenue Code.

Item 9.01    Financial Statements and Exhibits.
(d)  Exhibits.

Exhibit Number	Description
10.1	Interim Chief Executive Officer Agreement, dated January 19, 2014, between Associated Materials, LLC and Dana R. Snyder
99.1	Press Release, dated January 19, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSOCIATED MATERIALS, LLC

Date:	January 21, 2014	By:	/s/ Paul Morrisroe
Paul Morrisroe
Senior Vice President and Chief Financial Officer